Exhibit 23
                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of The Valspar Corporation for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our reports dated November 14, 1994, with respect to the consolidated financial statements of The Valspar Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended October 28, 1994, and the related financial statement schedules included therein filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Minneapolis, Minnesota
January 26, 1995